EXHIBIT 99.1
PEPSIAMERICAS DETERMINES PEPSICO PROPOSAL NOT ACCEPTABLE
MINNEAPOLIS, May 7, 2009 — PepsiAmericas, Inc. (NYSE:PAS) today announced that it has informed PepsiCo that its Board of Directors, based on the recommendation of the Transactions Committee, comprised of all eight independent directors as defined by the shareholder agreement with PepsiCo, has unanimously determined that PepsiCo’s non-binding proposal to acquire all of the outstanding shares of PepsiAmericas’ common stock that are not already owned by PepsiCo for $11.64 in cash and 0.223 shares of PepsiCo common stock per PepsiAmericas Common Share is not acceptable and is not in the best interest of the Company’s shareholders.
The Transactions Committee stated that PepsiCo’s proposal significantly undervalues the strategic benefits of system consolidation. Fundamentally, the proposal does not reflect the value of PepsiAmericas’ strengths and stand-alone strategies, as evidenced by the Company’s strong first quarter results. It also substantially undervalues the synergies that can be obtained in the proposed transaction.
PepsiAmericas also announced today that it amended its existing Rights Agreement to extend the expiration date of the Rights Agreement from May 20, 2009 to May 20, 2010. No other changes were made to the Rights Agreement.
Goldman, Sachs & Co. is serving as financial advisor and Briggs and Morgan, P.A. and Sullivan & Cromwell LLP are serving as legal counsel to PepsiAmericas.
About PepsiAmericas
PepsiAmericas is the world’s second-largest manufacturer, seller and distributor of PepsiCo beverages. With annual sales of $4.9 billion in 2008, PepsiAmericas employs more than 20,000 people and operates 33 manufacturing facilities and over 175 distribution centers across its markets. PAS serves a population of more than 200 million in a significant portion of a 19-state region in the U.S.; Central and Eastern Europe, including Ukraine, Poland, Romania, Hungary, the Czech Republic and Slovakia; and the Caribbean. For more information, please visit www.pepsiamericas.com.
Investor Contact:
Sara Zawoyski
PepsiAmericas, Inc.
(612) 661-3830
Press Contacts:
Mary Viola
PepsiAmericas, Inc.
(847) 598-2870
Judith Wilkinson / Jeremy Jacobs
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449